SERVICES AGREEMENT

This Services Agreement (“Agreement”) is made between (i) Geovic Mining Corp. (the “Company”) and (ii) Arnold Consulting, LLC (“Consultant”). The Company and Consultant are referred to collectively as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, the Company desires to retain the services of Consultant, and Consultant desires to perform certain consulting and related services for the Company.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the Parties hereby agree as follows:

TERMS

1.                  Description of Services. Consultant agrees to provide services in connection with transition matters relating to the previous relationship of Consultant’s principal, Timothy D. Arnold (“Mr. Arnold”), with the Company and additional services in Mr. Arnold’s capacity as Director and Acting General Manager of Geovic Cameroon PLC (collectively, the “Services”), as may be requested and approved in advance by the Company from time to time. The Services shall not exceed 2.5 days in total time per month.

2.                  Independent Contractor Status. Consultant and the Company understand and intend that Consultant shall perform the Services specified under this Agreement as an independent contractor and not as an employee of the Company or of any company or entity affiliated with the Company. The manner of and means by which Consultant executes and performs Consultant’s obligations hereunder are to be determined by Consultant in Consultant’s reasonable discretion. Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or its affiliates or to bind the Company or its affiliates in any manner, unless, in each instance, Consultant shall receive the prior written approval of the Company to so assume, obligate, or bind the Company.

3.                  Representations and Warranties. Consultant represents, warrants, and acknowledges as follows:

a.                   The Company only retains the right to direct the results achieved by Consultant. The Company does not retain the right to control the manner and means by which these results are to be accomplished, nor will the Company establish a quality standard for Consultant; provided, however, that Consultant will perform the Services in a manner consistent with professional industry standards.

b.                  Consultant shall determine when and how Consultant is to perform Services under this Agreement. There shall be no set hours during which Consultant must work. The Company retains no right of control in these areas.

c.                   The Company will neither provide nor require more than minimal training for Consultant.

d.                  Consultant’s Services shall not be integrated into the Company’s general business operations.

e.                   Consultant will remain directly responsible for the Services performed and will ensure that the work meets the specifications set forth by the Company.

f.                   Consultant shall not be required to submit regular written reports, but the Company shall periodically review Consultant’s progress in achieving the goals set forth by the Company.

g.                  Consultant shall be paid in accordance with Paragraph 4 below. Consultant shall not be paid a salary or hourly rate.

h.                  Consultant must provide Consultant’s own tools. The Company will not provide tools, but the Company may provide materials and equipment to Consultant for performance of the duties under this Agreement.

i.                    Consultant understands that Consultant must obtain and keep current, at Consultant’s own expense, all permits, passports, certificates, and licenses necessary for Consultant to perform the Services, if any.

4.                  Compensation.

a.                   Fees. In consideration of Consultant providing the Services and performing the obligations hereunder, the Company shall pay Consultant a fee at the fixed rate of $1,400.00 per day (the “Rate”), which may be billed in partial increments.

b.                  Expenses. The Company will reimburse Consultant for reasonable direct expenses, including travel and lodging incurred by Consultant for travel related to Consultant’s provision of the Services, provided that Consultant obtains prior authorization from the Company or its designee for any such expenses which exceed $200 per item. Travel will be United Economy Plus (or similar) on flights or combinations of flights of 4 hours or less, and Business or First Class for trips over 4 hours in aggregate or international travel. Travel by personal vehicle will be charged at $0.555 per mile, or current rate for business as shown on IRS website for standard mileage rates.

c.                   Payment. The Company shall pay Consultant a retainer equivalent to payment for 2.5 days, against which Consultant’s invoices will be credited until the balance of the retainer is at the equivalent of 0.5 days, at which time the Company will replenish the retainer to its original level. Upon termination of this Agreement, Consultant will refund any retainer balance to the Company. Consultant shall submit monthly invoices and invoice the Company for completed work by the 15th day of the calendar month following the month in which the Services were performed and the expenses were incurred. All invoices must detail the work performed by the project for the Company. All invoices should be submitted to the Company in accordance with the notice provisions in Paragraph 9 of this Agreement or at such other address as is subsequently notified by the Company, in writing, to Consultant. Payment will be made within 15 days from the Company’s receipt of invoice.   If any bona fide dispute arises as to the correctness of any item claimed by Consultant in an invoice, the Company may withhold payment of that item until the parties have resolved the matter. All payments will be made to a business name or trade name and will be deposited directly into a business bank account established by Consultant.

d.                  Taxes. No income tax or payroll tax of any kind shall be withheld or paid by the Company on behalf of Consultant for any payment under this Agreement, except as may be required by law for payments to independent contractors. Consultant shall be responsible for all taxes and similar payments arising out of any activities contemplated by this Agreement, including without limitation, federal, state, and local income tax, social security tax (FICA), self employment taxes, unemployment insurance taxes, and all other taxes, fees, and withholdings.

e.                   Benefits. Neither Consultant nor Mr. Arnold is an employee of the Company or any of the Company’s affiliates and, therefore, shall not be entitled to any benefits, coverages, or privileges, including, without limitation, social security, unemployment compensation insurance, workers’ compensation insurance, medical benefits, or pension payments.

5.                  Term and Termination.

a.                   Subject to earlier termination as set forth below, Consultant shall perform the Services from October 24, 2013 to March 31, 2014; provided, however, that the Company may replace Consultant as Director and Acting General Manager of Geovic Cameroon PLC prior to March 31, 2014, and the Company shall take reasonable efforts to effectuate such replacement as soon as practicable.

b.                  The Company may terminate this Agreement at any time for the following reasons: (i) Consultant’s failure to comply with any of the terms of this Agreement; (ii) Consultant’s misconduct, malfeasance, or negligence relative to the Company’s business; (iii) Consultant’s failure or refusal to perform the Services required or failure to produce a result that meets the specifications set by the Company; (iv) Consultant’s conviction of a crime that either results in imprisonment or involves embezzlement or dishonesty; (v) activities by Consultant that are injurious to the Company or its reputation; or (vi) the sale of all or a substantial part of the assets of the Company, including the Company’s Cameroon assets. If (1) the Company terminates this Agreement for any of the reasons set forth in this subparagraph, or (2) Consultant terminates this Agreement before the relevant term expires, or (3) this Agreement expires at the end of the term set forth in Paragraph 5(a), the Company shall have no further liability or obligations to Consultant under this Agreement or otherwise; provided, however, that payment for any Services performed or expenses incurred up to the date of termination shall be made pursuant to Paragraph 4 above.

6.                  Warranties of Performance. Consultant warrants that Consultant will perform the Services using Consultant’s best efforts in a professional manner consistent with industry standards.

7.                  Indemnification.

a.                   Except insofar as they relate to the Company’s obligations under this Agreement, Consultant, for Consultant and Consultant’s successors, heirs, beneficiaries, affiliates, subrogees, principals, agents, partners, employees, associates, attorneys, representatives, and assigns, shall waive, release, indemnify, and agree to save, defend, and hold harmless the Company and its respective affiliates, predecessors, successors, subrogees, assigns, parents, subsidiaries, heirs, insurers, and each of their respective officers, directors, trustees, shareholders, agents, attorneys, employees, former employees, and any other related individual or entity, from any and all past, present, or future claims, actions, causes of action, demands, controversies of every kind and nature, rights, liabilities, losses, costs, expenses, attorneys’ fees (including, but not limited to, any claim of entitlement for attorneys’ fees under any contract, statute, or rule of law allowing a prevailing party or plaintiff to recover attorneys’ fees), damages, medical costs and treatments, death, injury, accident, property damage, or personal loss to Consultant, those traveling with or employed by Consultant, or others relating to, resulting from, or arising out of (a) any taxes, insurance costs, damages, or other costs arising from or relating to claims that Consultant is an employee of the Company or the Company’s affiliates; (b) the failure by Consultant to obtain insurance coverage as set forth herein; (c) any breach of this Agreement; (d) any act, statement, or omission by Consultant or Consultant’s representatives resulting in any claims, actions, causes of action, or proceedings against the Company or its affiliates; (e) any claim for workers’ compensation or unemployment compensation benefits; or (f) any action or omission by Consultant or Consultant’s representatives, whether negligent, intentional, reckless, or otherwise. This Paragraph shall survive any termination of this Agreement.

b.                  Except insofar as they relate to Consultant’s obligations under this Agreement, the Company shall waive, release, indemnify, and agree to save, defend, and hold harmless Consultant from any and all past, present, or future claims, actions, causes of action, demands, controversies of every kind and nature, rights, liabilities, losses, costs, expenses, attorneys’ fees (including, but not limited to, any claim of entitlement for attorneys’ fees under any contract, statute, or rule of law allowing a prevailing party or plaintiff to recover attorneys’ fees), damages, medical costs and treatments, death, injury, accident, property damage, or personal loss to Consultant relating to, resulting from, or arising out of any action or omission by the Company, whether negligent, intentional, reckless, or otherwise, resulting in any claims, actions, causes of action, or proceedings against Consultant. This Paragraph shall survive any termination of this Agreement.

8.                  Insurance Coverages. Consultant solely shall be responsible for all of Consultant’s own insurance (and the insurance of anyone working on behalf of Consultant, and shall at all times maintain such types and amounts of insurance coverage (including automobile/liability insurance) as is acceptable or required by the Company.

a.                   Automobile Insurance. Consultant solely shall be responsible for Consultant’s own general liability, collision, and comprehensive automobile insurance covering, without limitation, (i) injuries, deaths, and property damage resulting from an accident (with a minimum combined single limit of $300,000); (ii) collisions; (iii) ownership, operation, and maintenance of all owned, non-owned, and hired automobiles used in connection with the performance of this Agreement.

b.                  Workers’ Compensation and Unemployment Compensation Insurance. No workers’ compensation insurance or unemployment compensation insurance will be obtained by the Company on behalf of Consultant. Consultant solely shall be responsible for obtaining unemployment compensation insurance and workers’ compensation insurance for Consultant, and Consultant solely shall be responsible for complying with all applicable workers’ compensation and unemployment compensation laws.

c.                   Proof of Insurance and Notice. Consultant shall furnish proof of any form of insurance to the Company upon request. Consultant will provide the Company with 30 days of advance written notice of the cancellation of, or a material change to, any insurance required by this paragraph.

9.                  Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other Party at the following addresses:

The Company: Geovic Mining Corp. c/o Michael T. Mason 5500 E. Yale Ave., Suite 302 Denver, CO 80222 mt68mason@gmail.com	Consultant: Timothy D. Arnold 1315 Cody Trail Golden, CO 80403 midasminer@gmail.com

10.              Confidentiality: Consultant acknowledges that in the course of performing the Services pursuant to this this Agreement, Consultant will learn information regarding the Company’s business, trade secrets, technologies, operations, books and records and any other matters that are not commonly known and which are proprietary to the Companies (collectively, the “Confidential Information”). Consultant agrees to use the Confidential Information only for purposes of this Agreement, and that all other uses or disclosures of the Confidential Information are strictly prohibited. Upon termination of his engagement hereunder, Contractor shall surrender to the Company all papers, documents, writings and other property produced by Consultant or coming into Consultant’s possession by or through Consultant’s engagement hereunder and relating to Confidential Information. Consultant agrees that all such materials will at all times remain the property of the Companies. This Paragraph 10 shall survive the termination of this Agreement.

11.              Intellectual Property: All work product of Consultant related to the Services shall be the property solely and exclusively of the Company. Without limiting the generality of the foregoing, all sketches, schematics, drawings, models, plans, specifications, computer programs, documentation and other works produced by Consultant in connection with the Services are Works for Hire under the copyright laws of the United States, and any copying or appropriation of such works by Consultant, for its own use or use by others except as authorized by the Company, will be in violation of such copyright laws and international copyright conventions. Consultant shall assign or transfer and shall ensure that its personnel assign or transfer all such proprietary rights in and ownership of such material to the Company. This Paragraph 11 shall survive the termination of this Agreement.

12.              Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the matters contemplated herein. This Agreement supersedes and replaces any previous agreements, statements, representations by or between the Parties. No promises or representations have been made by the Company or Consultant other than those contained in this Agreement. Notwithstanding this Paragraph 12, this Agreement does not supersede or replace the Confidential Severance and Release Agreement effective October 22, 2013 between the Company and Mr. Arnold.

13.              Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Consultant.

14.              Assignment; Subcontracting. Consultant may not assign this Agreement or any of Consultant’s rights hereunder, or delegate or subcontract any of Consultant’s obligations hereunder, without the prior written consent of the Company. The Company may assign this Agreement without the consent of Consultant.

15.              Governing Law and Forum. This Agreement and all disputes arising hereunder shall be subject to, governed by, and construed in accordance with the laws of the State of Colorado, without regard to conflict of laws provisions. All disputes arising under or relating to this Agreement shall be resolved in the federal or state courts of Colorado.

16.              Waiver. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

17.              Severability. In the event that any provision of this Agreement shall be invalid, illegal, or otherwise unenforceable, the validity, legality, and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

18.              Negotiation and Construction. Consultant agrees that both Parties had full opportunity to negotiate the terms of this Agreement. Consultant further agrees that Consultant had the opportunity to seek the advice of legal counsel in connection with the negotiation of this Agreement. Any rule or law requiring provisions to be construed against the drafter shall not apply.

19.              Counterparts. This Agreement may be executed in counterparts, which, taken together, will constitute the original.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Services Agreement on the dates below.

GEOVIC MINING CORP.

By: /s/ Michael T. Mason

Name: Michael T. Mason

Title: Chief Executive Officer

Subscribed and sworn to before me this 22nd day of October, 2013 by Michael T. Mason.

Witness my hand and official seal:

     /s/ Helen Mann

Notary Public
My commission expires:      April 23, 2015

ARNOLD CONSULTING, LLC

By: /s/ Timothy D. Arnold

Name: Timothy D. Arnold

Title:

Subscribed and sworn to before me this 22nd day of October 2013 by Timothy D. Arnold.

Witness my hand and official seal:

/s/ Wade T. Mortensen

     Notary Public

My commission expires:      June 28, 2016